EXHIBIT 99.1


                         TANNER'S RESTAURANT GROUP, INC.

                              FOR IMMEDIATE RELEASE

         Tanner's Contact:
          Bob Hoffman, CEO
            770-248-2298



Tanner's Agrees to Sell Assets to Restaurant Teams International Through Bankruptcy Process

Norcross, GA - January 31, 2000 - Tanner's Restaurant Group, Inc. ("Tanner's") (OTCBB:ROTI) announced today that its wholly-owned subsidiary, Hartan, Inc., and six of Hartan's subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code on January 28, 2000. Hartan and these six subsidiaries own substantially all of the assets used in the operation of Tanner's restaurants.

In connection with the bankruptcy filings, Tanner's announced that it has entered into an agreement with Restaurant Teams International, Inc. (OTCBB:RTIN) ("RTI") whereby RTI has agreed to purchase substantially all of the assets of Tanner's, Hartan and Hartan's subsidiaries as part of the Chapter 11 reorganization. Simultaneously with the Chapter 11 filings, Hartan and its subsidiaries filed a motion with the court seeking approval of a Debtor-in-Possession financing facility in the amount of $100,000, to be funded by RTI for the purpose of enabling the continued operation of the Tanner's business. Tanner's also entered into an agreement with RTI to allow RTI to manage the Tanner's restaurant operations during the bankruptcy process. These transactions are subject to the approval of the bankruptcy court, and Tanner's hopes to complete the sale as soon as possible, although no dates have been established by the Bankruptcy Court.

Bob Hoffman, acting CEO, speaking on behalf of Tanner's, said, "We are pleased with the solutions and agreements reached with RTI. We expect that the transition to RTI will allow our restaurants to continue operating."

Tanner's is an operator and franchisor of the nine-location chain of Rick Tanner's Original Grill restaurants located in the metropolitan Atlanta area.

This press release contains forward-looking statements within the meaning of
Section 27-A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Tanner's believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual events or results could differ materially from those set forth in the forward-looking statements. All actions contemplated by Tanner's are subject to Bankruptcy Court approval.